Exhibit 99.2

Beeline Financial Holdings, Inc.

Consolidated Balance Sheet

June 30, 2024

ASSETS
Current Assets
Cash, cash equivalents	336,475
Accounts Receivable	91,380
Mortgage loans held for sale	2,146,465
Prepaid expenses and other current assets	473,791
Total Current Assets	3,048,111

Property and equipment, net	233,005
Software Development cost, net	4,333,354
Right of use asset	1,489,527
Security deposit	58,054
Investment in equities	306,772
Total ASSETS	$9,468,823

Liabilities & Stockholders’ Equity

Current Liabilities
Accounts Payable	1,314,222
Warehouse lines of credit	2,280,922
Accrued payroll	675,495
Escrows held for others	19,390
Accrued expenses and other current liabilities	844,070
Total Current Liabilities	5,134,099

Long Term Liabilities
Senior debenture	3,300,000
Discount & Issuance costs	(3,025,000)
Lease liability	1,690,336
BDCRI loan payable	293,593
Total Long Term Liabilities	2,258,929

Stockholders’ Equity
Common stock, $0.01 par value	1,717
Series A preferred stock, $0.01 par value	248
Series B preferred stock, $0.001 par value	24
Additional paid in capital	51,412,908
Accumulated other comprehensive loss	(106,146)
Retained earnings	(38,369,200)
Net Income	(10,863,756)
Total Stockholders’ Equity	2,075,795
Total Liabilities & Stockholders’ Equity	$9,468,823

Beeline Financial Holdings, Inc.

Consolidated Statement of Operations

For the Six Months Ended June 30, 2024

Revenues
Gain on sale of loans, net	$1,528,705
Interest income, net	(29,220)
Loan origination fees	302,212
Title fees	509,786
Data and Tech	24,546
Total Revenues, net	2,336,029

Operational Expenses
Salaries and benefits	3,299,075
Payroll taxes	272,501
Professional fees	1,125,185
Marketing and advertising	1,139,852
Loan originating expenses	627,866
Depreciation	883,670
Rent and utilities	208,440
Computer and software	389,438
Title operational expense	131,263
Insurance expense	96,927
Other G&A Expense	123,825
Total Operating Expenses	8,298,042

Other Income/Expense
Tax expense	3,277
Other Income/Expense	4,898,465
Total Other Income/Expense	4,901,742

Net Loss	$(10,863,755)